                                                                   Exhibit 10.3a



                        AGREEMENT OF SALE AND PURCHASE

                                by and between

                             THE WISER OIL COMPANY
                                  ("Seller")

                                      and

                       COLUMBIA NATURAL RESOURCES, INC.
                                   ("Buyer")



                                     Date
                                     ----
                                April 12, 1999

                               TABLE OF CONTENTS



1.0   Sale and Transfer of Assets...........................................   1
      1.1.  Property to be Sold and Purchased...............................   1
      1.2   Exceptions, and Definition of Oil and Gas Properties
            and Properties..................................................   2
      1.3.  Purchase Price..................................................   2
      1.4.  Deposit.........................................................   2

2.0   Representations.......................................................   3
      2.1.  Representations of Seller.......................................   3
      2.2   Representations of Buyer........................................   5

3.0   Covenants.............................................................   6
      3.1   Certain Covenants Pending Closing...............................   6

4.0   Diligence and Adjustments.............................................   9
      4.1   Due Diligence Reviews...........................................   9
      4.2   Certain Price Adjustments for Uncured Asserted Defects..........  11

5.0   Conditions to Closing.................................................  12
      5.1   Conditions Precedent to the Obligations of Buyer................  12
      5.2   Conditions Precedent to the Obligations of Seller...............  13

6.0   Closing...............................................................  14
      6.1   Actions At Closing..............................................  14
      6.2   Post Closing Actions............................................  15

7.0   Accounting Adjustment.................................................  15
      7.1   Certain Accounting Adjustments..................................  15

8.0   Assumption and Indemnification........................................  17
      8.1   Assumption and Indemnification..................................  17
      8.2   No Commissions Owed.............................................  18
      8.3   Plugging Operations.............................................  18

9.0   Pre-Closing Losses....................................................  19
      9.1   Casualty Loss...................................................  19

10.0  Notices...............................................................  19
      10.1  Notices.........................................................  19

11.0  Survival..............................................................  20
      11.1  Survival of Provisions and Limitation of Liability..............  20

12.0  Miscellaneous Matters.................................................  20
      12.1  Further Assurances..............................................  20
      12.2  Imbalances, Makeup Obligations..................................  20
      12.3  Deceptive Trade Practices Waiver................................  21
      12.4  Parties Bear Own Expenses/No Special Damages....................  21

      12.5   No Sales Taxes.................................................  21
      12.6   Entire Agreement...............................................  21
      12.7   Amendments, Waivers............................................  21
      12.8   Choice of Law..................................................  22
      12.9   Headings, Time of Essence, etc.................................  22
      12.10  No Assignment..................................................  22
      12.11  Successors and Assigns.........................................  22
      12.12  No Press Releases..............................................  22
      12.13  Counterpart Execution..........................................  22
      12.14  Employees......................................................  22

13.0  Termination...........................................................  23
      13.1   Termination Rights.............................................  23
      13.2   Effect of Termination..........................................  23

                        AGREEMENT OF SALE AND PURCHASE


     This Agreement dated April 12, 1999, by and between The Wiser Oil Company (herein called "Seller") and Columbia Natural Resources, Inc. (herein called "Buyer");

                             W I T N E S S E T H:

     1.0   Sale and Transfer of Assets

     1.1. Property to be Sold and Purchased. Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms, conditions, and covenants contained herein, (including without limitation Section 1.2 below) the following described properties, rights and interests:

           (a) Oil and Gas Leases. All right, title and interest of Seller in and to the oil, gas and/or mineral leases described on Exhibit 1.1(a) hereto (and any ratifications and/or amendments to such leases, whether or not such ratifications or amendments are described on such Exhibit 1.1(a)) insofar as such leases (and such ratifications and amendments) cover the lands and depths described on such Exhibit 1.1(a); and

           (b) Fee Mineral Interest. All right, title and interest of Seller in and to the fee mineral interests in oil, gas and other minerals and the fee surface interests described on Exhibit 1.1(b) hereto; and

           (c) Related Pooling Agreements. All rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsection (a) or (b) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsection (a) or (b) above (all of such contracts and agreements are herein referred to as the "Related Pooling Agreements"); and

           (d) Subject Contracts. All rights, titles and interests of Seller in and to (i) all presently existing and valid operating agreements and other agreements, to the extent and only to the extent such agreements are attributable to any of the properties described in subsections (a), (b) and
     (c) above, and (ii) the gas sales agreements, production sales agreements, gas purchase agreements, gas transportation agreements, capacity lease agreements and other agreements listed on Exhibit 1.1(d) (all of such contracts and agreements referred to in this subsection (d), including without limitation those listed on Exhibit 1.1(d), are herein referred to as the "Subject Contracts"); and

           (e) Pipeline and Subject Equipment. All rights, titles and interests of Seller in and to (i) all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, gathering pipelines located in Kentucky, Tennessee and West Virginia (said pipelines located in Kentucky and Tennessee shown on the plat attached as a part of Exhibit 1.1(e)), (including any related right of way agreements) tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, and other equipment) to the extent and only to the extent such personal property is located on the properties described in subsections (a), (b) and
     (c) above or used in connection with the exploration, development, operation or maintenance thereof and (ii) the plants, equipment, facilities and other tangible personal property listed on Exhibit 1.1(e) and the pipelines shown on the plat attached as a part of said Exhibit 1.1(e) and the interest in real property (including easements, rights-of-way, and surface leases) related to, and necessary for the operation of, the above described personal property; and

           (f) Books and Records. All of Seller's books and records directly relating to the Properties (defined below) including without limitation (i) existing engineering, operating, accounting, tax (including production, severance and ad valorem), business, marketing, title and division order files, (ii) existing ledgers, journals, property records, title policies, maps, charts, surveys, customer lists and supplier lists, (iii) existing environmental reports, assessments, studies, and plans and (iv) geological and similar data, or any interpretations thereof (the "Records").

           (g) Certain Other Real and Personal Property. All right, title, and interest of Seller in and to that certain land together with that certain building structure commonly referred to as the Wiser Corbin building located at U.S.25 E. at Gray Street, Corbin, Kentucky, 40701, as more particularly described on part one of Exhibit 1.1(g) and all related personal property to such building, including without limitation furniture and equipment and the vehicles listed on part two of Exhibit 1.1(g) but excluding any computer software (other than operating system software on individual computers).

     1.2 Exceptions, and Definition of Oil and Gas Properties and Properties. The properties, rights and interests specified in the subsections (a), (b) and
(c) of Section 1.1, exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the "Oil and Gas Properties," and the properties, rights and interests specified in the foregoing subsections
(a), (b), (c), (d), (e), (f) and (g) exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the "Properties". The Properties include all of the assets of the type defined as Properties above owned by Seller or its affiliates in Kentucky, Tennessee or West Virginia whether owned by Seller or its affiliates (and includes the contracts owned by Wiser Marketing Company which relate to Properties in such states) but the Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller, (a) all hedging or derivative agreements, and (b) all gas imbalances which are covered in Section
12.2 hereof.

     1.3. Purchase Price. The purchase price for the Properties shall be Twenty-Eight Million Dollars ($28 million) (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the parties, being herein called the "Base Purchase Price"). Such Base Purchase Price shall be adjusted as provided in Sections 3.1(c) and 4.2 hereof (the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the "Purchase Price"). The Purchase Price shall be paid in cash at the Closing as hereinafter provided.

     1.4. Deposit. (a) Contemporaneously with the execution of this Agreement, Buyer shall deposit in escrow with Chase Bank (the "Escrow Agent") an amount equal to five percent (5%) of the Base Purchase Price (such amount being herein called the "Deposit"). In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit including any interest earned thereon shall be withdrawn by the Escrow Agent in accordance with the terms of the Escrow Agreement and applied to the Purchase Price to be paid by Buyer at the Closing. The Deposit shall be applied in accordance with the terms of the Escrow Agreement executed by Buyer and Seller dated of even date herewith (the "Escrow Agreement"). In the event this Agreement is terminated by Buyer or Seller in accordance with Section 13 below, the Deposit shall be returned to Buyer or retained by Seller as provided in such section. The Deposit shall be deposited in an interest-bearing account.

           (b) THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AS PROVIDED IN SECTION 13 AND DOES NOT CONSTITUTE A PENALTY.

     2.0   Representations

     2.1.  Representations of Seller.

           (a)   Representations.  Seller represents to Buyer that:

                 (i) Organization and Qualification. Seller is a corporation duly organized and legally existing and in good standing under the laws of the state of its incorporation. Seller is qualified to do business and in good standing in each of the states in which Oil and Gas Properties are located where the laws of such state would require a corporation owning the Oil and Gas Properties located in such state to so qualify, unless the failure to so qualify would not reasonably be expected to have a material adverse effect on the operation of the Oil and Gas Properties or create an encumbrance on any of the Oil & Gas Properties.

                 (ii) Due Authorization. Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

                 (iii) Approvals. Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties as disclosed subsequently herein, and except for approvals ("Routine Governmental Approvals") required to be obtained from governmental entities who granted real property interests forming a part of the Properties (or who administer such properties on behalf of grantors) which are customarily obtained post-closing, and except for the requirements of any maintenance of uniform interest provisions contained in any operating or other agreements, to Seller's knowledge (which term or similar terms when used in this Agreement, shall mean to the actual knowledge of Seller's personnel listed in Exhibit 2.1(a)(iii)) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller.

                 (iv) Valid, Binding and Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

                 (v) Litigation. Except as disclosed on the Disclosure Exhibit (herein called the "Disclosure Exhibit") attached hereto as
           Exhibit 2.1(a)(v) there are no pending suits, actions, or other proceedings in which Seller is a party which affect the Properties in any material respect (including, without limitation, any actions challenging or pertaining to Seller's title to any of the

           Properties) or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                 (vi) Material Related Pooling Agreements and Subject Contracts. All of the material Subject Contracts are listed on
           Exhibit 1.1(d), and, to Seller's knowledge, no party is in material breach thereof. To Seller's knowledge, no party is in material breach of a material Related Pooling Agreement.

                 (vii) Operation of Properties. Except for matters in (A), (B) and (C) of this Section 2.1(a)(vii) which would not cause a material expenditure, to Seller's knowledge, Seller, or if operated by an affiliate, its affiliate, has (A) complied in regard to the operation of the Properties in all material respects with all applicable environmental regulations, permits and orders so that the operation of the properties is not likely to give rise to a non-compliance with any environmental regulations, permits or orders which non-compliance could reasonably be expected to have a material adverse effect on the Properties, (B) has obtained all environmental permits required on the date hereof to operate the Properties, except to the extent such failure would not have a material adverse effect on the Properties, and (C) has not received written notice of noncompliance under any environmental regulation, permit or order and has no knowledge that it is in violation of any regulation, permit or order which would have an adverse effect on the Properties.

                 (viii) Ownership of Pipeline and Subject Equipment. Seller or its affiliate has sufficient title to all pipelines, easements, rights-of-way, compressors (and any leases related thereto) and related facilities comprising the Pipeline and Subject Equipment to enable Buyer to operate the Pipeline and Subject Equipment substantially in the manner and to the extent such Pipeline was operated historically in regard to any and all material easements and rights-of-way. To Seller's knowledge there has not been any exercise of jurisdiction as to rates over the Pipeline and Subject Equipment by the Kentucky Public Service Commission.

                 (ix) Contracts. In addition to Exhibit 1.1(d), Subject Contracts, attached hereto as Exhibit 2.1(a)(ix) which relates to matters directly related to the Properties: (A) known contracts or agreements which call for payments in excess of Twenty-five Thousand Dollars ($25,000) annually, (B) outstanding AFE's under operating agreements described in 1.1(d), (C) a listing of known pipeline and oil and gas property imbalances as of February 28, 1999, and (D) a listing of all current employees and any related employment agreements.

                 (x) Liens. Except for Matters which are exceptions to the term Defects in 4.1.b(ii) and (iv), and except as disclosed on
           Exhibit 2.1(a)(x), there are no mortgages, liens or security interests in the Oil and Gas Properties.


           (b) Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 2.1(a) ABOVE AND THE SPECIAL TITLE WARRANTY CONTAINED IN THE CONVEYANCE (AS DEFINED IN SECTION 6.1) (ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, AND EXCEPT FOR THE SPECIAL TITLE WARRANTY CONTAINED IN THE CONVEYANCE, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY

     WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO THE PROPERTIES OR RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"). EXCEPT FOR THE REPRESENTATIONS CONTAINED HEREIN IN
     SECTION 2.1(a) AND THE SPECIAL WARRANTY CONTAINED IN THE CONVEYANCE, BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND SUBJECT TO SELLER'S LIMITED INDEMNITY CONTAINED IN SECTION 8.1(b) BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS", "WHERE IS" CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS PROVIDED IN SECTION 2.1(a) AND THE SPECIAL WARRANTY CONTAINED IN THE CONVEYANCE, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

     2.2   Representations of Buyer.  Buyer represents to Seller that:

           (a) Organization and Qualification. Buyer is a corporation duly organized and legally existing and in good standing under the laws of the State of Texas, and is qualified to do business and in good standing in each of the states in which Oil and Gas Properties are located where the laws of such state would require a corporation owning the Oil and Gas Properties located in such state to so qualify. Buyer is also qualified to own and operate the Properties and assets of Seller with all applicable governmental agencies having jurisdiction over the Properties or the assets of Seller, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, Buyer has met, or will have met at or before Closing, all bonding requirements of such agencies).

           (b) Due Authorization. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

           (c) Approvals. Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, and except for Routine Governmental Approvals, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

           (d) Valid, Binding and Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

           (e)   No Litigation.   There are no pending suits, actions, or other
     proceedings in which Buyer is a party (or, to Buyer's knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

           (f) Knowledgeable Buyer, No Distribution. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations.

     3.0   Covenants

     3.1 Certain Covenants Pending Closing. Between the date of this Agreement and the Closing Date:

           (a)   Access by Buyer.

                 (i) Records. Except as disclosed on Schedule 3.1a(i) or the other Schedules attached hereto relating to confidentiality obligations known to Seller, Seller will give Buyer, or Buyer's authorized representatives, at Seller's office and at all reasonable times before the Closing Date, access to Seller's and the records pertaining to the ownership and/or operation of the Properties (including, without limitation, title files, division order files, and production, severance and ad valorem tax records), for the purpose of conducting due diligence reviews contemplated by Section
           4.1 below. Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer. Seller shall not be obligated to provide Buyer with access to any records or data which Seller on advice of counsel considers to be proprietary or confidential to it or which Seller cannot provide to Buyer without, in its opinion based on the advice of counsel, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS. EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.1.(a) AND THE CONVEYANCE, NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO PROPERTIES OR ASSETS TO WHICH THE INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

                 (ii) Physical Inspection. Seller shall make a good faith effort to give Buyer, or Buyer's authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Properties and the employees associated with the Properties, for the purpose of inspecting same. Buyer recognizes that some or all of the Properties may be operated by parties other than Seller and that Seller's ability to obtain access to such properties, and the manner and extent of such access, is subject to such third parties. Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller (and, where Properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the Properties.

                 (iii) Exculpation and Indemnification. If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer's sole risk, cost and expense and Buyer waives and releases all claims against Seller (and its affiliates, and the respective directors, officers, employees, attorneys, contractors and agents of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) except as to the negligent acts of Seller or its employees, Buyer shall indemnify, defend and hold harmless Seller (and its affiliates) from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters.

           (b) Interim Operation. Seller will continue the operation of the Properties in the ordinary course of its business (or, where Seller is not the operator of a Property, will continue its actions as a non-operator in the ordinary course of its business), and will not sell or otherwise dispose of any portion of the Properties, except for sales or other dispositions of (i) oil, gas and other minerals in the ordinary course of business after production, or (ii) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer necessary for the operation of the Properties, or is replaced by an item or items of at least equal suitability. Seller shall not sell any portion of the Properties valued in the aggregate of $500,000 or more without Buyer's written approval. Should Seller receive (or desire to make) any proposals to drill additional wells on the Oil and Gas Properties, or to conduct other operations which require consent of non-operators under the applicable operating agreement, it will notify Buyer of, and consult with Buyer concerning, such proposals. Any decisions with respect to such proposals shall be made mutually by Seller and Buyer after consultation. Seller shall not permit new production imbalances other than those scheduled on Exhibit 2.1(a)(ix) greater in value than $15,000 for the Oil and Gas Properties located in Kentucky and Tennessee or $6,000 for those Oil and Gas Properties located in West Virginia. Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to operation of a Property greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER CERTAIN OF SUCH AGREEMENTS AND SUCH FORMS, THE OPERATOR MAY NOT BE RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

           (c) Preferential Rights and Consents. Attached hereto on Exhibit 3.1(c) with respect to all material Oil and Gas Properties are: (i) all preferential rights to purchase ("Preferential Rights") and requirements that consents to assignment ("Consents") be obtained which would be applicable to the transactions contemplated hereby and (ii) the names and addresses of parties holding such rights; in attempting to identify such Preferential Rights and Consents, and the names and addresses of such parties holding the same, Seller shall in no event be obligated to go beyond its own records. Seller will request, from the parties so identified (and in accordance with the documents creating such rights), execution of Consents and/or waivers of Preferential Rights so identified. Seller shall have no obligation other than to so attempt to identify such Preferential Rights or Consents and to so request such execution of Consents and/or waivers of Preferential Rights (including, without limitation, Seller shall have no obligation to assure that such Consents or waivers of Preferential Rights are obtained). If a party from whom a waiver of a Preferential Right is requested refuses to give such waiver, Seller will tender to such party the required interest in the Property (at a price equal to the amount specified in Exhibit 4.1 hereto for such Property, reduced appropriately, as determined by mutual agreement of Buyer and Seller, if less than the entire Property must be tendered), and to the extent that such Preferential Right is exercised by such party, and such interest in such Property is actually sold to such party so exercising such right, such interest in such Property will be excluded from the transaction contemplated hereby and the Purchase Price will be adjusted downward by the allocated value set forth in Exhibit 4.1. As concerns consents, except for any oil and gas leases which relate to the Oil and Gas Properties, Seller and Buyer shall enter into contractual arrangements for Seller to continue to remain a party to such Contracts where consents were not obtained and to provide Buyer the economic benefits of such Contracts as provided in the Agreement attached as Exhibit 3.1(c) - part 2.

           (d) Descriptions. Seller and Buyer shall make good faith efforts to create twenty (20) days (but shall provide not less than ten days (10)) prior to Closing a schedule ("Right-of-Way Schedule") that contains descriptions which are adequate to convey title to Seller's interest sufficient to enable Buyer to operate the Pipeline and Subject Equipment substantially in the manner and to the extent such pipelines were operated historically in the material easements, rights-of-way, licenses and other interests in land shown on the plat attached as a part of Exhibit 1.1(e). Seller shall make good faith efforts to provide to Buyer twenty (20) days (but shall provide not less than ten (10) days) prior to Closing a schedule ("Property Schedule") that contains descriptions which are adequate to convey title to all of Sellers right, title and interest in the Oil and Gas Leases. The Right-of-Way and Property Schedules shall be attached to the Conveyances delivered at Closing.

           (e) Insurance Coverage on Properties. Seller shall maintain in force and effect all third party insurance coverage presently maintained with regard to the Properties from the time this Agreement is executed until Closing.

           (f) Notice of Board Approval. Each party hereto shall promptly notify the other of the result of seeking the Board approval contemplated in connection with this transaction.

           (g) Affiliate Properties. The Parties acknowledge and agree that some of the Properties may be in the name of the affiliated companies and that such Properties shall be conveyed pursuant to the terms of this Agreement to Buyer at Closing.

     4.0   Diligence and Adjustments

     4.1   Due Diligence Reviews.

           (a) Review By Buyer. For the period beginning on the date this Agreement is executed by Seller and Buyer until Closing, Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether any Defect (as below defined) exists. If in the course of due diligence additional Properties are discovered by Buyer or Seller such Properties shall be added to the Exhibits hereto. Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer's attention which would constitute a Defect (as below defined), and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall notify Seller in writing of such Defects as soon as the same are identified by Buyer, but no later than three (3) business days before the Closing Date (such Defects of which Buyer so provides notice are herein called "Asserted Defects"). Such notification shall include, for each Asserted Defect, (i) a description of the Asserted Defect and the wells and/or units listed on Exhibit 4.1 to which it relates and all supporting documentation reasonably necessary to fully describe the basis for the Defect, (ii) for each applicable well or unit, the size of any variance from "Net Revenue Interest" or "Working Interest" which does or could result from such Asserted Defect and (iii) the amount by which Buyer would propose to adjust the Purchase Price.
     Exhibit 4.1 shall consist of a well and/or unit list prepared by Seller to which on a well and/or unit basis Buyer has proposed values to which Seller has consented. All Defects with respect to which Buyer fails to so give Seller notice will be deemed waived for all purposes. All access to Sellers records and the Properties in connection with such due diligence shall be subject and pursuant to Section 3.1 (including, without limitation, the exculpation and indemnification provisions contained in Section 3.1(a)(iii)).

           (b) Nature of Defects. The term "Defect" as used in this Section shall mean the following:

                 (i) NRI or WI Variances. Seller's ownership of the Properties is such that, with respect to a well or unit listed on
           Exhibit 4.1 hereto, it clearly (A) entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from such unit, or from currently producing completions in such well, which is less than the decimal share set forth on Exhibit 4.1 in connection with such well or unit in the column headed "Net Revenue Interest" or (B) causes Seller to be obligated to bear a decimal share of the cost of operation of such well (as to such completions) or unit greater than the decimal share set forth on Exhibit 4.1 in connection with such well or unit in the column headed "Working Interest" (without at least a proportionate increase in the share of production to which Seller is entitled to receive from such well or unit).

                 (ii) Liens. Seller's ownership of an Oil and Gas Property is subject to any lien or encumbrance other than (A) a lien for taxes which are not yet delinquent or (B) a mechanic's or materialmen's lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent or (C) liens listed on Exhibit 2.1(a)(x).

                 (iii) Preferential Rights and Consents. Seller's ownership of an Oil and Gas Property is subject to a requirement that a Consent be obtained, unless such consent has been obtained with respect to the transaction contemplated hereby. In the case of a Preferential Right, the fact that the Oil and Gas Property is subject to a Preferential Right shall not be a Defect if exercised, waived or the period for exercising it has lapsed.

                 (iv) Imperfections in Title. Seller's ownership of an Oil and Gas Property is subject to an imperfection in title which, if asserted, would cause an imperfection in title which would normally not be waived by persons engaged in the oil and gas business when purchasing producing properties.

                 (v) Environmental Matters. Except as disclosed on the Disclosure Exhibit, an Oil and Gas Property has been cited for violation of applicable environmental laws (below defined) in any material respect ("Applicable Environmental Laws" shall mean all federal, state or local laws, rules, orders or regulations pertaining to health or the environment, including those relating to waste materials and/or hazardous substances) or, notwithstanding any such citation, a condition relating to a Property exists that would require Seller (or Buyer after Closing) to remediate such Property within 18 months of Closing Date.

                 (vi) Imbalances Not Defects. Notwithstanding anything which may appear to the contrary, an imbalance (e.g., a situation where Seller and its predecessors in title to the Properties have taken more or less gas, oil or other hydrocarbons or substances from a well or unit than ownership of the Properties would entitle them to receive) shall not constitute a Defect so long as it does not exceed the volumes identified on Exhibit 2.1(a)(ix) and an adjustment shall not be made for any imbalance pursuant to any provision of this Agreement.

           (c) Seller's Response. In the event that Buyer notifies Seller of Asserted Defects:

                 (i) Cure. Seller may (but shall have no obligation to) attempt to cure, prior to Closing, one or more Asserted Defects.

                 (ii) Postpone Closing. Whether or not Seller has then begun to, or ever begins to, cure one or more Asserted Defects (and whether or not Seller has elected options (iii) or (iv) below with respect to one or more Asserted Defects), Seller may delay the Closing Date, as defined in Section 6.1, for up to 30 days by designating a new Closing Date. Notwithstanding any such election to postpone Closing, Seller shall still have no obligation to cure Asserted Defects.

                 (iii) Indemnification. At any time, and from time to time, prior to Closing, and regardless of whether or not Seller has then elected any other option or options under this Section as to such Asserted Defect or any other Asserted Defect (including without limitation regardless of whether the procedure under Section 4.2 is ongoing as to such Asserted Defect), Seller may (but shall have no obligation to) elect, with respect to any Asserted Defect, to indemnify and hold Buyer harmless from and against any actual damages or loss (but specifically excluding consequential, special or similar damages) Buyer may suffer as a result of a third party claim based on such Asserted Defect. If and when such election is made as to an Asserted Defect, such Asserted Defect will be treated under this Agreement as if cured;

           provided, however, that Seller's right to cure under this subsection 4.1(c)(iii) shall be limited to an aggregate of 2% of the Base Purchase Price.

                 (iv) Adjustment. Notwithstanding any other election made under this Section (without limitation, it being expressly recognized that Seller may attempt to cure Asserted Defects while acting under this election), Seller may elect to have one or more Asserted Defects handled under Section 4.2 below.

     4.2   Certain Price Adjustments for Uncured Asserted Defects.

           (a) Procedures. In the event that, as a part of the due diligence reviews provided for in Section 4.1 above, Asserted Defects are presented to Seller and Seller is unable (or unwilling) to cure such Asserted Defects prior to Closing, or in the event that Buyer or Seller has elected (pursuant to Section 9.1) to treat an Oil and Gas Property affected by a casualty loss as if it was an Oil and Gas Property affected by an Asserted Defect, then:

                 (i) Agree Upon Adjustment. Buyer and Seller shall, with respect to each Property affected by such matters, attempt to agree upon an appropriate downward adjustment of the Purchase Price to account for such matters; or

                 (ii) Exclude Property. With respect to each Property as to which Buyer and Seller are unable to agree upon appropriate adjustment with respect to all such matters affecting such Property, such Property will be excluded from the transaction contemplated hereby, and the Purchase Price will be reduced by the amount attributed on Exhibit 4.1 to the wells located on such Property plus the amount attributed on Exhibit 4.1 to the units in which such Property participates (but in the case of such units, limited to the portion of such amount which is proportionate to the portion of Seller's interest in such units, respectively, which is attributable to such Property).

           (b) Certain Adjustments. In the event that Buyer raises as an Asserted Defect one of the following types of Defects, Seller may (but shall not be obligated to) propose the adjustment of the Purchase Price set forth below in connection with such Defect:

                 (i) NRI Variance/Proportionate Price Reductions. If the Asserted Defect is (i) a Defect described in clause (A) of Section 4.1(b)(i) or (ii) a Defect which otherwise affects a portion of Seller's interest in a well or unit listed on Exhibit 4.1: a downward adjustment equal to the amount determined by multiplying the amount set forth for such well or unit on Exhibit 4.1 by a fraction (A) the numerator of which is an amount equal to the "Net Revenue Interest" shown on Exhibit 4.1 for such well or unit less the decimal share to which Seller would be entitled to as a result of its ownership interest in such well or unit which is unaffected by such Defect and
           (B) the denominator of which is the "Net Revenue Interest" shown for such well or unit on Exhibit 4.1. Notwithstanding subsection (ii) below, a Defect to which such subsection is applicable may, at Seller's election, be treated as a Defect under this subsection.

                 (ii) Liens/Payoff Amount. If the Asserted Defect is a Defect described in Section 4.1(b)(ii): a downward adjustment equal to the amount of the debt secured by such lien.

     If Seller proposes such an adjustment, such adjustment will be deemed an adjustment agreed to under Section 4.2(a)(i) above.

           (c) Possible Upward Adjustments. Should Seller determine (or should Buyer, in the course of its due diligence reviews contemplated by
     Section 4.1 above, determine) that (i) the ownership of the Properties by Seller entitles Seller to a decimal share of the production from a well or unit listed on Exhibit 4.1 greater than the decimal share shown for such well or unit under the column headed "Net Revenue Interest" on such Exhibit 4.1, then Seller may propose an upward adjustment to the Purchase Price to account for such fact, in which case such adjustment shall be handled in the same manner as provided in Section 4.2(a) above with respect to adjustments for Asserted Defects. The party making such determination shall notify the other party no later than three business days prior to Closing.

           (d) Limitations on Adjustments. If the Purchase Price reduction (or increase) which would result from the above provided for procedure, as applied to any Asserted Defect as to a single Property is less than $1,000 or as applied to all Asserted Defects for which an adjustment is to be made (and to all upward adjustments under Section 4.2(c)) does not exceed $250,000, then no adjustment of the Purchase Price shall occur (and in the case of Asserted Defects of less than $1,000 as to a single Property, such defects shall not count toward the $250,000 deductible), and none of the Properties which would be excluded by such procedure shall be excluded. If the Purchase Price reduction (or increase) which would result from the above provided for procedure, as applied to all Asserted Defects for which an adjustment is to be made (and to all upward adjustments under Section 4.2(c)) exceeds $250,000, the Purchase Price shall be adjusted by the amount such reduction (or increase) exceeds $250,000.

     5.0   Conditions to Closing

     5.1   Conditions Precedent to the Obligations of Buyer.   The obligations
of Buyer under this Agreement are subject to each of the following conditions being met:

           (a) Representations True and Correct. Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Buyer.

           (b) Compliance with Covenants and Agreements. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

           (c) Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

           (d) Liens. The liens listed on Exhibit 2.1(a)(x) have been released on or prior to Closing or Seller has obtained a payout letter (the "Payout Letter") from the lender holding the mortgage listed on Exhibit 2.1(a)(x) which commits the lender to release the liens upon payment of the sum stated in such letter.

           (e) Governmental Approvals. All required governmental approvals have been obtained.

     With respect to any condition set forth above which is not met (and which is asserted by Buyer as a failure of one of its conditions of Closing), and for which the reasons why such condition is not met relate to some, but less than all, of the Properties, Seller may require that such failure of such condition to be met be treated as an uncured Asserted Defect and handled in accordance with the process set forth in Section 4.2 above, and, if Seller so requires such handling, such condition will be considered met for the purposes of this Section.

     5.2   Conditions Precedent to the Obligations of Seller.   The obligations
of Seller under this Agreement are subject to the each of the following conditions being met:

           (a) Representations True and Correct. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Seller.

           (b) Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

           (c) Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

           (d) Governmental Approvals. All required governmental approvals have been obtained.

     6.0   Closing

     6.1   Actions At Closing.   The closing (herein called the "Closing") of
the transaction contemplated hereby shall take place in the offices of Thompson and Knight, 1700 Pacific Avenue, Suite 3300, Dallas, Texas, no later than 30 days following the date of this Agreement at 10:00 a.m. Cental Time, or at such other date and time (i) as the Buyer and Seller may mutually agree upon or (ii) which Seller may postpone the Closing pursuant to Section 4.1 hereof and (iii) no later than 45 days following the date of this Agreement if Buyer extends its due diligence period pursuant to Section 4.1(c)(ii) such date and time, as changed pursuant to clauses (i), (ii) and (iii), being herein called the "Closing Date"). At the Closing:

           (a) Delivery of Conveyance. Seller shall execute, acknowledge and deliver to Buyer conveyances of the Properties (the "Conveyance"), in the form attached hereto as Exhibit 6.1(i) and 6.1(ii) (and with Exhibits 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.1(e) and the Right-of-Way Schedule, with a special warranty of title contained therein with respect to the Oil and Gas Properties, and with such modifications as may be mutually agreed to by Buyer and Seller, being attached thereto), effective as to runs of oil and deliveries of gas and for all other purposes as of 10 o'clock a.m., local time at the locations of the Properties, respectively, on April 1, 1999 (herein called the "Effective Date").

           (b) Letters in Lieu. Seller shall, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties.

           (c) Turn Over Possession. Seller shall, to the extent Seller can do so, turn over possession of the Properties.

           (d) Payment to Seller. Buyer shall deliver to the Seller, by wire transfer of immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to the Purchase Price, (ii) less or plus (as the case may be) any adjustments under Section
     7.1 which are to be made at Closing, and (ii) less the Deposit. Seller shall use the proceeds of the Purchase Price or so much of said proceeds as is necessary to make payment on the loan or loans in the amounts set forth in the Payout Letter or to otherwise make payments required to obtain to obtain the release of the liens described in Exhibit 2.1(a)(x). This obligation to make payments shall be limited to the payment of principal, interest, expenses and amounts owing by Seller that are secured by the liens described in Exhibit 2.1(a)(x).

           (e) Succession by Buyer. Buyer shall furnish to Seller such evidence (including, without limitation, evidence of satisfaction of all applicable bonding requirements) as Seller may require that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties with respect to properties operated by Seller where Buyer is to succeed Seller as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities and (ii) execute and deliver to Seller such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer's assumption of plugging and abandonment liabilities with respect to the wells located on the Properties or on units in which the Properties participate.

           (f) Release of Mortgage Liens. Seller shall deliver either (i) a release, in recordable form, of the Liens disclosed on Exhibit 2.1(a)(x) or
     (ii) the Payout Letter.

           (g) If necessary, the Parties shall execute an Agreement in the form of Exhibit 3.1(c) ___ part 2.

     6.2   Post Closing Actions.

           (a) Transfer of Files. Seller will use commercially reasonable efforts to deliver to Buyer, at Buyer's expense, and within 45 days after Closing, all of Seller's lease files, abstracts and title opinions, division order files, production records, well files, accounting records (including I.R.C. (S) 29 Tax Credit records, but not including general financial accounting and non-production related tax accounting records), and other similar files and records which directly relate to the Properties, other than those which Seller considers to be proprietary or confidential to it or which Seller cannot provide to Buyer without, in its opinion based on the advice of counsel, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege (such retained files and records being limited to those files and records that relate to the litigation described on the Disclosure Exhibit) and those files and records previously disclosed under Section 3.1(a)(i). It is expressly understood that Buyer is not acquiring, and Seller is not obligated to transfer to Buyer, any seismic data, or geophysical data, or other similar data, or any interpretations thereof or other data or records related thereto. Seller may, at its election, make and retain copies of any or all such files. Buyer shall preserve all files so delivered by Seller for a period of seven (7) years following Closing and will allow Seller access (including, without limitation, the right to make copies at Seller's expense) to such files at all reasonable times.

           (b) Operational Transition. For a reasonable period of time after Closing, Buyer and Seller shall cooperate with respect to transition activities as to Properties where Buyer succeeds Seller as operator. IT IS RECOGNIZED THAT THERE IS NO ASSURANCE GIVEN BY SELLER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY PROPERTY WHERE OTHER PARTIES OWN INTERESTS IN THE WELLS LOCATED THEREON. Seller shall not remain as operator after Closing as to any Property. Buyer shall also cooperate with Seller by making its employees and records available to assist Seller in its defense of any claims or litigation, including without limitation, with respect to any indemnity or other obligation in Section 8.

           (c) Notifications by Buyer. Immediately after the Closing, Buyer shall notify all applicable operators, non-operators, oil and gas purchasers, and government agencies that it has purchased the Properties.

           (d) Payments. If required to obtain releases of the liens described in Exhibit 2.1(a)(x), Seller agrees and covenants to pay principal, interest, expenses and amounts owing by Seller that are secured by the liens described in Exhibit 2.1(a)(x) and shall use commercially reasonable efforts to assist Buyer in obtaining such releases as soon as practicable after Closing.

     7.0   Accounting Adjustment

     7.1   Certain Accounting Adjustments.

           (a) Adjustments for Revenues and Expenses. Appropriate adjustments shall be made between Buyer and Seller so that (i) Buyer will bear all expenses which are incurred in the operation of the Properties after the Effective Date, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating agreements (regardless of whether such operating agreements are with third parties or related entities and regardless of whether Seller is the operator or a non-operator), all other overhead charges actually charged by third parties, and, where Seller is the operator of a well and there is no operating agreement, overhead at the rate of $250 per well per month (prorated for any period less than one month and proportionately reduced to Seller's working interest in any such well) for each month or part thereof between the Effective Date and Closing, and Buyer will receive all proceeds (net of applicable production, severance, and similar taxes) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Properties and which are produced after the Effective Date, and (ii) except as provided in subsection 7.1(d) and 8.1 below Seller will bear all expenses which are incurred in the operation of the Properties before the Effective Date (including, without limitation, all liabilities of Seller related to employee benefits owed, earned or accrued prior to the Effective Date and Seller will receive all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Properties and which were produced before the Effective Date. It is agreed that, in making such adjustments: (i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date, (ii) ad valorem and similar taxes assessed for periods prior to the Effective Date shall be borne by Seller and ad valorem taxes assessed for periods on or after the Effective Date shall be borne by Buyer, (iii) ad valorem and similar taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), (iv) the provisions of Section 12.2 shall be given effect as if the same had taken effect on the Effective Date, (v) casualty losses shall be handled in accordance with Section 9.1, and (vi) no consideration shall be given to the local, state or federal income tax liabilities of any party.

           (b) Initial Adjustment at Closing. At least 5 days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of the amount of the adjustments provided for in subsection
     (a) above based on amounts which prior to such time have actually been paid or received by Seller. Additionally, adjustment shall be made to reflect Sellers' bearing one-half (1/2) of the costs of the escrow account. Buyer and Seller shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Seller's computation shall be used at Closing, subject to further adjustment under subsection (c) below. If the amount of adjustments so determined which would result in a credit to Buyer exceeds the amount of adjustments so determined which would result in a credit to Seller, Buyer shall, as provided in Section 6.0 above, receive a credit at Closing for the amount of such excess, and if the converse is true, then, as provided in Section 6.0 above, the amount to be paid by Buyer to Seller at Closing shall be increased by the amount of such excess.

           (c) Adjustment Post Closing. On or before 120 days after Closing, Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in subsection (a) above, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller. At such time, Seller shall furnish Buyer a certificate from an officer stating that, to such officer's knowledge, an exhibit attached to the certificate contains all then known outstanding payables of Seller.

           (d) No Further Adjustments. Following the adjustments under subsection (c) above, no further adjustments shall be made under this
     Section 7.1. Should any expenses with regard to the Properties be charged to Seller or Buyer after the earlier of (i) the conclusion of such adjustments under subsection (c) or (ii) 120 days after Closing, the same shall be borne by Buyer, regardless of the periods to which the same relate, and any bills received by Seller will be forwarded to Buyer. Should any revenues with regard to the Properties be received by Buyer after (i) the conclusions of such adjustments under subsection (c) above or (ii) 120 days after Closing, such revenues shall be retained by and belong to Buyer regardless of the periods to which the same relate.

     8.0   Assumption and Indemnification

     8.1   Assumption and Indemnification.

           (a) FROM AND AFTER THE CLOSING, BUYER SHALL, SUBJECT TO THE ADJUSTMENTS PROVIDED FOR IN SECTIONS 7.1 (b) AND (c), AND SUBJECT TO 8.1(b) AND (c), FULLY DEFEND, PROTECT, INDEMNIFY, HOLD HARMLESS AND RENDER WHOLE SELLER AND SELLER'S DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES FROM AND AGAINST EACH AND EVERY CLAIM, DEMAND OR CAUSE OF ACTION AND ANY LIABILITY, COST, EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEY'S FEES) OR CLAIMS WITH RESPECT TO DAMAGE OR LOSS IN CONNECTION THEREWITH (COLLECTIVELY THE "CLAIMS"), WHICH MAY BE MADE OR ASSERTED BY BUYER, ITS AGENT OR

     SUCCESSORS OR BY ANY THIRD PARTY OR PARTIES (INCLUDING, BUT NOT LIMITED TO, GOVERNMENTAL BODIES) (i) ON ACCOUNT OF A BREACH BY BUYER OF ANY REPRESENTATION, WARRANTY OR COVENANT UNDER THIS AGREEMENT OR (ii) ON ACCOUNT OF PERSONAL INJURY OR DEATH, OR PROPERTY OR ENVIRONMENTAL DAMAGE, OR ANY CLAIMS BASED ON, RELATED OR ARISING OUT OF OR INCIDENTAL TO (A) THE BREACH BY BUYER OF ANY REPRESENTATION, WARRANTY OR COVENANT OR (B) THE OWNERSHIP AND/OR OPERATION OF THE PROPERTY FOR PERIODS BEFORE, ON AND AFTER THE EFFECTIVE DATE.

           (b)   Limited Seller Indemnity.   Notwithstanding the anything to the
     contrary in 8.1(a) above, to the extent of Limited Pre-Effective Date Claims (as hereinafter defined), and only to the extent such Limited Pre-Effective Date Claims are asserted against Buyer within eighteen months following the Closing Date, and for which Buyer gives written notice to Seller within such eighteen month period, Seller shall fully defend, protect, indemnify, hold harmless and render whole Buyer and the directors, officers, agents and employees of Buyer from and against the following:

                 (i) for the first amounts actually paid by Buyer in connection with Limited Pre-Effective Date Claims up to an amount in the aggregate equal to one per cent (1%) of the Base Purchase Price, zero per cent (0%), that is, the indemnity in this 8.1(b) does not apply; and

                 (ii) for the next amounts actually paid by Buyer in connection with Limited Pre-Effective Date Claims in excess of an amount equal to one per cent (1%) of the Base Purchase Price and up to an amount equal to thirty per cent (30%) of the Base Purchase Price, fifty per cent (50%) of such next amounts for such Limited Pre-Effective Date Claims; and

                 (iii) for all additional amounts actually paid by Buyer in connection with Limited Pre-Effective Date Claims in excess of an amount equal to thirty per cent (30%) of the Base Purchase Price, zero percent (0%), that is, the indemnity in this 8.1(b) does not apply.

     For purposes of this Section 8.1(b), "Limited Pre-Effective Date Claims" shall mean Claims made by a third party or parties (including, but not limited to, governmental bodies) related to, arising out of or incidental to the ownership and/or operation of the Properties by Seller prior to the Effective Date, except any and all Claims based on, related to or arising out of or incidental to title to the Properties, provided however, that "Limited Pre-Effective Date Claims" expressly shall not include any and all Claims of whatever kind or character which are known or disclosed to Buyer prior to Closing.

           (c) All lawsuits disclosed on Exhibit 2.1(a)(v) hereto shall be the responsibility of Seller, and when requested Buyer shall fully cooperate or assist Seller in defending such suits by making its employees and records available at reasonable times.

           (d)   THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS IN 8.1(a) AND
     (b) SHALL APPLY WHETHER OR NOT THE ASSUMED OBLIGATIONS , OR THE CLAIMS ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

     8.2   No Commissions Owed.   Seller agrees to indemnify and hold Buyer (and
its affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages (including to the extent permitted by applicable law, special, consequential, and punitive damages), losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold Seller (and its affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

     8.3   Plugging Operations.   Seller has posted a bond ("Plugging Bond")
with the Commonwealth of Kentucky, Department of Mines and Minerals, Division of Oil and Gas, and has obtained a letter of credit ("Plugging Letter of Credit") for the benefit of the State Oil and Gas Board of Tennessee in connection with its obligation and/or liability with respect to the plugging of the wells listed on part one of Exhibit 8.3. Buyer (i) shall furnish bonds or obtain letters of credit and (ii) shall perform and do such other things as may be required in order for Seller to be released from its obligations under the Plugging Bond and the Plugging Letter of Credit as those obligations apply to the Oil and Gas Properties. Buyer shall assume and perform any and all duties, obligations and liabilities of Seller to properly plug and abandon or replug and reabandon all wells located upon the Oil and Gas Properties. With respect to the wells listed on part two of Exhibit 8.3 (the "Other Wells"), and except as otherwise expressly provided in this Section 8.3, to the extent it is permitted by law to do so, and upon notice from Seller that Seller is being required to do so, Buyer shall assume and perform any and all duties, obligations and liabilities of Seller to properly plug and abandon or replug and reabandon the Other Wells; provided, however that Buyer shall have no liability and shall assume no obligations of any kind with respect to (a) Other Wells assigned to third parties prior to the Effective Date, and (b) Other Wells located on leases assigned to third parties prior to the Effective Date. Once the aggregate costs reasonably incurred by Buyer with respect to said plugging and abandonment operations of Other Wells exceed $300,000, Buyer will notify Seller of each additional plugging or abandonment operation with respect to the Other Wells, before such operation is performed, and Buyer's plans for the performance of each operation, including details of all costs that will be incurred with respect to each operation. For a period of two (2) years after the Closing, Seller shall, at its election, with respect to each such operation, either agree to reimburse the actual costs of such operations in accordance with said plans or perform or cause said operations to be performed at Seller's expense in a good and workmanlike manner in accordance with all applicable laws, rules or regulations. Notwithstanding anything to the contrary, in no event shall Seller be responsible for (a) the costs of performing any such operation or for performing or causing any such operation to be performed, if the costs are incurred or the operation will be commenced more than two (2) years after the Closing or (b) any costs of performing or for performing or causing such operations to be performed until the aggregate costs reasonably incurred by Buyer with respect to such operation exceeds $300,000.

     9.0   Pre-Closing Losses

     9.1   Casualty Loss.   In the event of damage by fire or other casualty to
the Properties prior to the Closing, this Agreement shall remain in full force and effect, and in such event, then (unless Seller elects to repair such damage, which Seller shall have no obligation to do, in which case all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller), (i) at the election of either Buyer or Seller, such Property shall be treated as if it had an Asserted Defect associated with it and the procedure provided for in Section 4.2 shall be applicable thereto (in which case, unless Buyer and Seller agree to the contrary, all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller), or, (ii) if no such election is made by Buyer or Seller, the Purchase Price will not be adjusted, and Seller shall, at Seller's election, either collect (and when collected pay over to Buyer) any insurance claims related to such damage, or assign to Buyer such insurance claims, and, in either event, Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

     10.0  Notices

     10.1  Notices.   All notices and other communications required under this
Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

     If to Buyer:       Columbia Natural Resources
                        900 Pennsylvania Ave.
                        P.O. Box 6070
                        Charleston, West Virginia 25362-0070
                        Attention:  W. Henry Harmon
                        Phone: 304-353-5115
                        Fax: 304-353-5249

     If to Seller:      The Wiser Oil Company
                        8115 Preston Road, Suite 400
                        Dallas, Texas 75225
                        Attention: A. Wayne Ritter
                        Phone: 214-265-0080
                        Fax: 214-373-3610

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

     11.0  Survival

     11.1  Survival of Provisions and Limitation of Liability.   All
representations and warranties made herein by Buyer and Seller shall be continuing and shall be true and correct on and as of the date of Closing with the same force and effect as if made at that time, and all of such representations and warranties of Seller in Sections 2.1(a)(i), (ii), (iii),
(iv), (v), and (ix)(D) shall survive the Closing and the delivery of the Conveyance for a period of eighteen (18) months after the Closing. All such representations and warranties of Seller in Section 2.1(a)(vii), (b) and (c) and
Section 2.1(a)(vi) as to the knowledge of the individuals on Exhibit 2.1(a)(iii) who are officed in Dallas, Texas shall survive the Closing and the delivery of the Conveyance for a period of 18 months after the Closing. The obligations of the parties under Section 6.0 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 7.1, 8.0, 10.0, 11.0 and 12.0 shall (subject to any limitations set forth therein) also survive the Closing and the delivery of the Conveyance and continue in effect thereafter. All breaches of representations, covenants and warranties which are known to Buyer, its agents, representatives or employees shall be deemed waived for all purposes and no claim, including a claim for indemnity, may be made by Buyer against Seller for any matter relating to or arising from the facts or events relating to any such breach or breaches if Buyer, its agents, employees or representatives had knowledge of same at the time of Closing.

     12.0  Miscellaneous Matters

     12.1  Further Assurances.    After the Closing, Seller shall execute and
deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things including the conveyancing to Buyer of any Properties owned by an affiliate of Seller, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

     12.2  Imbalances, Makeup Obligations.    Without limitation on any other
provision of this Agreement, it is expressly understood and agreed that, upon the occurrence of Closing, but effective as of the Effective Date, Buyer shall succeed to and assume the position of Seller with respect to all imbalances and make-up obligations related to the Properties (regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level, and regardless of whether the same arise under contract or otherwise). As a result of such succession, Buyer shall (i) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of such position (including, without limitation, rights to produce and receive volumes of production in excess of volumes which it would otherwise be entitled to produce and receive by virtue of ownership of the Properties and rights to receive cash balancing payments), and (ii) be obligated to suffer any detriments which Seller would have been obligated to suffer by virtue of such position (including, without limitation, the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of the Properties, to deliver production to purchasers hereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments) and (iii) shall be responsible for any and all royalty obligations with respect to such imbalances (including, without limitation, any of the same arising out of royalties having been paid on an "entitlement" basis rather than a "receipts" basis).

     12.3  Deceptive Trade Practices Waiver.    To the extent applicable to the
transaction contemplated hereby or any portion thereof, Buyer waives Buyer's rights under the provisions of the Texas Deceptive Trade Practices - Consumer Protection Act, Sections 17.41 et. seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections, and any comparable act in any other state in which the Properties are located; Buyer states that, after consultation with an attorney of Buyer's selection, Buyer voluntarily consents to this waiver.

     12.4  Parties Bear Own Expenses/No Special Damages.   Each party shall bear
and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. Neither party shall have any obligations with respect to this agreement, or otherwise in connection herewith, for any special, consequential or punitive damages.

     12.5  No Sales Taxes.   No sales, transfer or similar tax will be collected
at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Seller (and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Buyer shall remit such taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

     12.6   Entire Agreement.   This Agreement contains the entire understanding
of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter; provided that any Confidentiality Agreement executed by Buyer and Seller, or any representative of Seller, in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.

     12.7   Amendments, Waivers.   This Agreement may be amended, modified,
supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

     12.8   Choice of Law.   Without regard to principles of conflicts of law,
this Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessary governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state.

     12.9   Headings, Time of Essence, etc.   The descriptive headings contained
in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

     12.10 No Assignment. Except as provided in Section 12.15, neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

     12.11 Successors and Assigns. Subject to the limitation on assignment contained in subsection 12.10 above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

     12.12 No Press Releases. Except as may be required under applicable law, prior to Closing neither party shall make any public announcement with respect to the transaction contemplated hereby without the consent of the other party.

     12.13 Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart.

     12.14  Employees.

     (a) Upon Closing, Buyer agrees that if it fails to hire at least eighteen (18) employees of Seller listed on Exhibit 2.1(a)(ix) or fails to continue their employment for six months after Closing, Buyer shall pay to Seller one-half (1/2) of any severance costs as shown on Exhibit 12.14 Seller pays to such employees; provided however, that if any employee of Seller is initially offered employment by the Buyer, but then is denied such employment or such employment is terminated within 6 months of the Closing Date, (i) based on the negative results of a drug test administered by Buyer, or its agent, as a part of Buyer's ordinary employee hiring or retention practices or (ii) for other good cause pursuant to such practices, such employee shall nevertheless be treated, for the purposes of this
Section 12.14, as one of the employees hired by Buyer.

     (b) For purposes of computing the vacation eligibility of any employee of Seller hired by Buyer, an employee's vacation eligibility with Seller on the date immediately preceding the Effective Date will be such employee's vacation eligibility with Buyer as of the Effective Date.

     12.15 Like Kind Exchange. Buyer or Seller may elect to structure this transaction, in whole or in part, as a like-kind exchange pursuant to section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with respect to any or all of the Properties (a "Like-Kind Exchange") by giving notice of such election to the other party at any time prior to the date of Closing. In order to effect a Like-Kind Exchange, the party receiving such notice shall cooperate and do all acts as may be reasonably required or requested by the party giving such notice with regard to effecting the Like-Kind Exchange, including, but not limited to, permitting the party giving such notice to assign its rights under this Agreement to a qualified intermediary of its choice in accordance with Treasury Regulation (S) 1.1031(k)- 1(g)(4) and/or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, the party receiving such notice shall incur no expense in connection with such Like-Kind Exchange, shall not be required to take title to any property other than the Properties in connection with the Like-Kind Exchange, and shall not have its possession of the Properties nor the receipt of any payment (including, without limitation, payment of the Purchase Price) delayed by reason of any such Like-Kind Exchange. This Agreement will serve to identify "replacement property" for purposes of making a "deferred exchange" in accordance with the requirements of Section 1031 of the Internal Revenue Code."

     13.0   Termination

     13.1   Termination Rights.    Either party may terminate this Agreement
prior to Closing as follows:

            (a)   by mutual written consent of Buyer and Seller;

            (b) by the Buyer within five (5) days prior written notice if all the conditions set forth in Section 5.1 shall not have been satisfied on the Closing Date other than through the failure of Buyer to comply with its obligations hereunder in all material respects, or shall not have been waived by it on or before such date.

            (c) by the Seller within five (5) days prior written notice if all the conditions set forth in Section 5.2 shall not have been satisfied on the Closing Date other than through the failure of Seller to comply with its obligations hereunder in all material respects, or shall not have been waived by it on or before such date.

            (d) by either party if the adjustments for Asserted Defects to the Purchase Price exceed 15% of the Base Purchase Price.

            (e) by Buyer if the adjustments for Asserted Defects which relate to 4.1 (b)(v) exceed 10% of the Base Purchase Price.

            (f) by either party if the Board approvals of both parties are not obtained on or before three (3) business days after the date hereof.

     13.2  Effect of Termination.   In the event of termination of this
Agreement as provided in Section 13.1, this Agreement shall terminate and there shall be no liability as to either party except as set forth herein relating to the Deposit, and Section 3.1(a)(iii) (relating to inspection and indemnity by Buyer). In the event the Agreement is terminated pursuant to 13.1(d) and Seller is not in material breach of this Agreement, Seller shall be entitled to keep the Deposit. In the event the Agreement is terminated pursuant to Section 13.1 other than pursuant to 13.1(c) or if terminated pursuant to 13.1(c) and Seller is in material breach of this Agreement, Buyer shall be entitled to the return of the deposit. Notwithstanding anything in this Agreement to the contrary, in no event, shall Seller, after Closing, have any liability to Buyer in the event it breaches or has breached any representation or warranty contained herein which does not survive Closing, and prior to Closing, Buyer's sole and exclusive remedy for the breach of any representation covenant or warranty shall be to terminate this Contract as provided herein.

     IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

                                       THE WISER OIL COMPANY


                                       By:  /s/ A. W. Ritter
                                            ------------------------------
                                            Name:   A. Wayne Ritter
                                                    ----------------------
                                            Title:  Vice President
                                                    ----------------------

                                       COLUMBIA NATURAL RESOURCES, INC.


                                       By:  /s/ W. H. Harmon
                                            ------------------------------
                                            Name:   W. H. Harmon
                                                    ----------------------
                                            Title:  President
                                                    ----------------------

                               LIST OF EXHIBITS
                               ----------------


   Exhibit 1.1(a)           Description of the Oil and Gas Leases
   Exhibit 1.1(b)           Description of Fee Mineral Interest and Surface
                            Property
   Exhibit 1.1(d)           Material Subject Contracts
   Exhibit 1.1(e)           Pipeline and Subject Equipment
   Exhibit 1.1(g) (Part 1)  Corbin Office Building
   Exhibit 1.1(g) (Part 2)  Office Equipment and Vehicles
   Exhibit 2.1(a)(iii)      Certain of Seller's Personnel
   Exhibit 2.1(a)(v)        Disclosure Exhibit
   Exhibit 2.1(a)(ix)       Certain Other Contracts, Imbalances, List of
                            Employees, etc.
   Exhibit 2.1(a)(x)        Liens
   Exhibit 3.1a(i)          Confidential Records
   Exhibit 3.1(c)           Preferential Rights; Consents
   Exhibit 3.1(c) - part 2  Assumption Agreement
   Exhibit 4.1 (Part 1)     List of Wells and Units with WI & NRI and Allocated
                            Value
   Exhibit 6.1(i)           Assignment and Bill of Sale
   Exhibit 6.1(ii)          Deed and Bill of Sale
   Exhibit 8.3 (Part 1)     Bonded Wells
   Exhibit 8.3 (Part 2)     Other Wells

                                  EXHIBIT 1.1
                                  -----------

                        Description of the "Properties"

                                   [example]




 -------------------------------------------------------------------------------
 |           |          |          | Recording Data  |        Description      |
 |  Lessor   |  Lessee  |    Date  |    Book/Page    |  [Needed in some States]|
 -------------------------------------------------------------------------------

                               EXHIBIT 2.1(a)(v)

                              Disclosure Exhibit
                              ------------------



PENDING OR THREATENED LITIGATION AND CLAIMS

DAVIDSON V. WISER, Leslie Circuit Court, Civil Action No. 91-CI-176

VERNON MILLS V. WISER, Knox Circuit Court, Civil Action No. 98-CI-477

NANCY ANN SIZEMORE, ET AL. VS. WISER OIL COMPANY, ET AL., Leslie Circuit Court, Civil Action No. 88-CI-063

GEORGE F. MILLS AND WIFE, OPAL LEE MILLS V. WISER MARKETING COMPANY, JOHN C. MAIN AND WIFE, EVELYN MAIN AND UNKNOWN DEFENDANTS OF LIMITED LIABILITY PARTNERSHIP OPERATED BY JOHN C. MAIN, JR., Knox Circuit Court, Civil Action No. 98-C1-267

WISER OIL COMPANY V. ROSS OIL & GAS COMPANY AND BONANZA OIL & GAS, INC., Lee Circuit Court, Civil Action No. 98-CI-130

                                  EXHIBIT 4.1
                                   [example]



------------------------------------------------------------------------------
|                    |     Working     |     Net Revenue    |   Allocated    |
|   Well or Unit     |     Interest    |      Interest      |     Amount     |
------------------------------------------------------------------------------

                                EXHIBIT 6.1(i)

                          ASSIGNMENT AND BILL OF SALE
                          ---------------------------


     The Wiser Oil Company (herein called "Seller"), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto Columbia Natural Resources, Inc. (herein called "Buyer"), whose address is 900 Pennsylvania Ave., Charleston, West Virginia, 25362:

the following described properties, rights and interests:

          (a) Oil and Gas Leases. All right, title and interest of Seller in and to the oil, gas and/or mineral leases described on Exhibit 1.1(a) hereto (and any ratifications and/or amendments to such leases, whether or not such ratifications or amendments are described on such Exhibit 1.1(a)) insofar as such leases (and such ratifications and amendments) cover the lands and depths described on such Exhibit 1.1(a); and

          (b)  This Section left intentionally blank.

          (c) Related Pooling Agreements. All rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsection (a) or (b) above (all of such contracts and agreements are herein referred to as the "Related Pooling Agreements"); and

          (d) Subject Contracts. All rights, titles and interests of Seller in and to (i) all presently existing and valid production sales agreements, operating agreements, gas transportation agreements, capacity lease agreements, and other agreements and contracts which relate to any of the properties described in subsections (a) (b) and (c), to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsections (a) (b) and (c) above (all of such contracts and agreements are herein referred to as the "Subject Contracts"); and

          (e) Pipeline and Subject Equipment. All rights, titles and interests of Seller in and to (i) all wells, materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, gathering pipelines, (including any related right of way agreements) tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, and other equipment) to the extent and only to the extent such personal property is located on the properties described in subsections (a), (b) and (c) above or used in connection with the exploration, development, operation or maintenance thereof and (ii) the plants, equipment, facilities and other tangible personal property listed on Exhibit 1.1(e) and the pipelines shown on the plat attached as a part of said Exhibit 1.1(e); and

          (f) Books and Records. All right, title and interest of Seller in and to any books and records directly relating to the Properties (defined below) including without limitation (i) existing engineering, operating, accounting, tax (including product, severance and ad valorem), business, marketing, title and division order files, (ii) existing ledgers, journals, property records, title policies, maps, charts, surveys, customer lists, supplier lists, (iii) existing environmental reports, assessments, studies, and plans and (iv) geological similar data, or any interpretation thereof (the "Records"); and

          (g)  This Section left intentionally blank
     ___________________________________________________________________________
     ___________________________________________________.

          (h) Easements and Rights-of-Way. All right, title and interest of Seller in and to the easements and rights-of-way described on Exhibit 1.1(a) and Exhibit 1.1(h) attached hereto; and

          (i) Surface Leases. All right, title and interest of Seller in and to the surface leases described on Exhibit 1.1(i) attached hereto.

The properties, rights and interests specified in the subsection (a) of Section 1.1, exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the "Oil and Gas Properties," and the properties, rights and interests specified in the foregoing subsections (a),
(b), (c), (d), (e), (f), (g), (h), and (i) exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the "Properties". The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller, (a) all hedging or derivative agreements, and (b) all rights and choses in action, arising, occurring or existing in favor of Seller prior to the Effective Date or arising out of the operation of or production from the Oil and Gas Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Date).

     TO HAVE AND TO HOLD the Properties unto Buyer its successors and assigns, forever.

     SELLER DOES HEREBY WARRANT AND FOREVER DEFEND TITLE TO THE OIL AND GAS PROPERTIES UNTO BUYER AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE. EXCEPT FOR THE SPECIAL WARRANTY IN THE FOREGOING SENTENCE, THIS ASSIGNMENT AND BILL OF SALE IS MADE WITHOUT WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.
WITHOUT LIMITATION OF THE FOREGOING, THE PROPERTIES ARE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO THE SUBJECT PROPERTIES OR RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.

     This Assignment and Bill of Sale is made subject to that certain Agreement of Sale and Purchase between Seller and Buyer dated ______________________.

     Seller agrees to execute and deliver to Buyer, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Buyer the Properties.

     This Assignment and Bill of Sale is being executed in several counterparts all of which are identical. All of such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF this Assignment and Bill of Sale has been executed on ________________, 1999 by the parties hereto effective as to runs of oil and deliveries of gas, and for all other purposes, as of 7:00 a.m. ______ local time at the locations of the Properties, respectively, on April 1, 1999.


                                       SELLER:

                                       THE WISER OIL COMPANY


                                       By:
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                             ---------------------------------

                                       BUYER:

                                       COLUMBIA NATURAL RESOURCES, INC.


                                       By:
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                             ---------------------------------

                            SELLER'S ACKNOWLEDGMENT
                            -----------------------


STATE OF TEXAS   (S)
                 (S)
COUNTY OF DALLAS (S)


   The foregoing instrument was acknowledged before me this _____day of ____________, 1999, by ________________________, as _______________________ of
The Wiser Oil Company, a _____________________ corporation, on behalf of such corporation.


                                       ----------------------------------------
                                       Notary Public, State of Texas

[Seal]



                            BUYER'S ACKNOWLEDGMENT
                            ----------------------


STATE OF TEXAS   (S)
                 (S)
COUNTY OF DALLAS (S)


     The foregoing instrument was acknowledged before me this _____day of ____________, 1999, by ________________________, as _______________________ of
Columbia Natural Resources, Inc., a _____________________ corporation, on behalf of such corporation.


                                       ---------------------------------------
                                       Notary Public, State of Texas

[Seal]

                               EXHIBIT 3.1(a)(i)


None except as listed on the other Exhibits.

                                EXHIBIT 6.1(ii)

                             DEED AND BILL OF SALE
                             ---------------------


     The Wiser Oil Company (herein called "Seller"), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, TRANSFER, SET OVER, and DELIVER unto Columbia Natural Resources, Inc. (herein called "Buyer"), whose address is 900 Pennsylvania Ave., Charleston, West Virginia 25362:

the following described properties, rights and interests:

          (a)  This Section left intentionally blank.

          (b) Fee Mineral Interest. All right, title and interest of Seller in and to the fee mineral interests in oil, gas and other minerals described on Exhibit 1.1(b) hereto; and

          (c) Related Pooling Agreements. All rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsection (a) or (b) above, all of such contracts and agreements are herein referred to as the "Related Pooling Agreements"); an d

          (d) Subject Contracts. All rights, titles and interests of Seller in and to (i) all presently existing and valid production sales agreements, operating agreements, gas transportation agreements, capacity lease agreements, and other agreements and contracts which relate to any of the properties described in subsections (a) (b) and (c), to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsections (a) (b) and (c) above all of such contracts and agreements are herein referred to as the "Subject Contracts"); and

          (e)  This Section left intentionally blank.

          (f) Books and Records. All right, title and interest of Seller in and to any books and records directly relating to the Properties (defined below) including without limitation (i) existing engineering, operating, accounting, tax (including product, severance and ad valorem), business, marketing, title and division order files, (ii) existing ledgers, journals, property records, title policies, maps, charts, surveys, customer lists, supplier lists, (iii) existing environmental reports, assessments, studies, and plans and (iv) geological similar data, or any interpretation thereof (the "Records"); and

          (g) Corbin Office. All right, title and interest of Seller in and to that certain land together with that certain building structure commonly referred to as the Wiser Corbin Building located at _________ Street, Corbin, Kentucky, as more particularly described on part one of Exhibit 1.1(g), and all related personal property located on or in the premises, including without limitation furniture and equipment and the vehicle listed on part two of Exhibit 1.1(g), but excluding any computer software.

          (h)  This Section left intentionally blank.

          (i)  This Section left intentionally blank.

The properties, rights and interests specified in the subsection (b) of Section 1.1, exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the "Oil and Gas Properties," and the properties, rights and interests specified in the foregoing subsections (a),
(b), (c), (d), (e), (f), (g), (h), and (i) exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the "Properties". The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller, (a) all hedging or derivative agreements, and (b) all rights and choses in action, arising, occurring or existing in favor of Seller prior to the Effective Date or arising out of the operation of or production from the Oil and Gas Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Date).

     TO HAVE AND TO HOLD the Properties unto Buyer its successors and assigns, forever.

     SELLER DOES HEREBY WARRANT AND FOREVER DEFEND TITLE TO THE OIL AND GAS PROPERTIES UNTO BUYER AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE. EXCEPT FOR THE SPECIAL WARRANTY IN THE FOREGOING SENTENCE, THIS DEED AND BILL OF SALE IS MADE WITHOUT WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. WITHOUT LIMITATION OF THE FOREGOING, THE PROPERTIES ARE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO THE SUBJECT PROPERTIES OR RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.

     This Deed and Bill of Sale is made subject to that certain Agreement of Sale and Purchase between Seller and Buyer dated ______________________.

     Seller agrees to execute and deliver to Buyer, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Buyer the Properties.

     This Deed and Bill of Sale is being executed in several counterparts all of which are identical. All of such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF this Deed and Bill of Sale has been executed on ________________, 1999 by the parties hereto effective as to runs of oil and deliveries of gas, and for all other purposes, as of 7:00 a.m. ______ local time at the locations of the Properties, respectively, on April 1, 1999.

                                       SELLER:

                                       THE WISER OIL COMPANY


                                       By:
                                          -----------------------------------
                                       Name:
                                            ---------------------------------
                                       Title:
                                             --------------------------------

                                       BUYER:

                                       COLUMBIA NATURAL RESOURCES, INC.


                                       By:
                                          -----------------------------------
                                       Name:
                                            ---------------------------------
                                       Title:
                                             --------------------------------

                            SELLER'S ACKNOWLEDGMENT
                            -----------------------


STATE OF TEXAS   (S)
                 (S)
COUNTY OF DALLAS (S)


     The foregoing instrument was acknowledged before me this _____day of ____________, 1999, by ________________________, as _______________________ of
The Wiser Oil Company, a _____________________ corporation, on behalf of such corporation.


                                       --------------------------------------
                                       Notary Public, State of Texas

[Seal]



                            BUYER'S ACKNOWLEDGMENT
                            ----------------------


STATE OF TEXAS   (S)
                 (S)
COUNTY OF DALLAS (S)


     The foregoing instrument was acknowledged before me this _____day of ____________, 1999, by ________________________, as _______________________ of
Columbia Natural Resources, Inc., a _____________________ corporation, on behalf of such corporation.


                                       --------------------------------------
                                       Notary Public, State of Texas

[Seal]